Exhibit 23.2
LETTER OF CONSENT
          We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to Voltaire Ltd.’s 2001 Stock Option Plan, 2003 Section 102 Stock Option/Stock Purchase Plan and 2007 Incentive Compensation Plan, of the references to our firm under the captions “Experts” and “Management’s Discussion and Analysis Results of Operations and Financial Condition - Critical Accounting Policies — Share-Based Compensation” and to the reference to our valuation reports contained in the Company’s final prospectus filed with the Securities and Exchange Commission on July 27, 2007 pursuant to Rule 424(b)(1) under the Securities Act in connection with the Company’s registration statement on Form F-1 (File No. 333-144439).

Very truly yours,
/s/ BDO Ziv Haft Consulting & Management Ltd.

BDO Ziv Haft Consulting & Management Ltd.

August 6, 2007